Exhibit 4.2

Restricted Stock Agreement

This Restricted Stock Agreement (the “Agreement”) is made as of July 30, 2010, by and between Newgistics, Inc., a Delaware corporation (the “Company”) and the Entrepreneurs Foundation of Central Texas, a nonprofit organization (the “Foundation”).

WHEREAS, the Foundation provides opportunities for the Company to engage in corporate community involvement activities, which may enhance the Company’s reputation and brand, as well as contribute to the betterment of the community; and

WHEREAS, the Company’s Board of Directors (the “Board”) have adopted resolutions approving the issuance and donation of the Shares (as defined in Section 1 below) to the Foundation, a copy of which is attached hereto as Exhibit A.

NOW THEREFORE, in consideration of the mutual covenants and representations set forth below, the parties agree as follows:

1. Donation of Shares. On the terms and conditions set forth in this Agreement, the Company hereby issues and donates to the Foundation 80,000 shares of the Company’s Common Stock (the “Shares”). Such donation shall occur at the offices of the Company on the date set forth above or at such other place and time as the parties may agree (the “Donation Date”). The Board has determined that the services (the “Services”) rendered to the Company by the Foundation with respect to community involvement on or prior to the date hereof, including, without limitation, the opportunity to implement a Company donor-advised fund to support future community involvement efforts, as set forth in the form of Donor-Advised Fund Agreement attached hereto as Exhibit B, have a value in excess of aggregate par value of the Shares. The Company will deliver to the Foundation a certificate representing the donated Shares on the Donation Date and upon such delivery, the Foundation agrees such Shares shall constitute full payment for the Services.

2. Investment Representations. In connection with the donation of the Shares, the Foundation represents to the Company the following:

a. The Foundation is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision with respect to receiving the donation of the Shares. The Foundation is holding the Shares for its account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”)

b. The Foundation understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Foundation’s investment intent as expressed herein.

c. The Foundation understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Foundation must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Foundation acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Foundation further acknowledges that that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside the Foundation’s control, and which the Company is under no obligation and may be able to satisfy.

3. Market Standoff. The Foundation agrees that it shall not sell, offer, pledge, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, grant any right or warrant to purchase, lend or otherwise transfer or encumber, directly or indirectly, any Shares or other securities of the Company, nor shall the Foundation enter into any swap, hedging or other arrangement that transfer to another, in whole or in part, any of the economic consequences of ownership of any Shares or other securities of the Company, during the period from the filing of the first registration statement of the Company filed under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act through the end of the 180-day period (or such other period as may be requested in writing by the managing underwriter and agreed to in writing by the Company) following the effective date of such registration statement. The Foundation further agrees, if so requested by the Company or any representative of its underwriters, to enter into such underwriter’s standard form of “lockup” or “market standoff” agreement in a form satisfactory to the Company and such underwriter. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of any such restriction period.

4. Restrictive Legends and Stop-Transfer Orders.

a. Legends. The Foundation understands and agrees that the Company shall cause legends set forth below, or substantially equivalent legends, to be placed upon any certificate(s) evidencing ownership of the Shares, together with any other legends that may be required by the Company or by applicable state or federal securities laws:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON RESALE FOR A PERIOD OF 180 DAYS FROM THE EFFECTIVE DATE OF A REGISTRATION STATEMENT RELATING TO THE COMPANY’S INITIAL PUBLIC OFFERING.”

b. Stop-Transfer Notices. The Foundation agrees that to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

c. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

5. Adjustment for Stock Split. All reference to the number of Shares and the par value of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

6. Miscellaneous.

a. Choice of Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of Delaware.

b. Integration. This Agreement, including all exhibits hereto, represents the entire agreement between the parties with respect to the purchase of the Shares by the Purchaser and supersedes and replaces any and all prior written or oral agreements regarding the subject matter of this Agreement.

c. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service or (v) four days after being deposited in the U.S. mail, First Class with postage prepaid and return receipt requested, and addressed to the parties as set forth below or as subsequently modified by written notice.

d. Successor. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under the Agreement and agree to expressly perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Agreement, the “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this section or which becomes bound by the terms of this Agreement by operation of law. Subject to the restrictions on transfer set forth in this Agreement, this Agreement shall be binding upon the Foundation and its successors and assigns.

e. Assignment. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Foundation under this Agreement may only be assigned with the prior written consent of the Company.

f. Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

g. Severability. Should any provision of this Agreement be found to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable to the greatest extent permitted by law.

h. Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

i. Counterparts. This Agreement may be executed in one or more counterparts, each of which will deemed an original, but all of which together will constitute one and the same agreement. Facsimile copies of the signed signature pages shall be binding originals.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

“Company”

Newgistics, Inc.

By:	/s/ Michael J. Twomey
Michael J. Twomey
Chief Financial Officer

Address:	2700 Via Fortuna, Suite 300
Austin, Texas 78746

“Foundation”

Entrepreneurs Foundation of Central Texas

By:	/s/ Eugene Sepulveda

Name:	CEO

Title:

Address:

Restricted Stock Agreement

Signature Page

Exhibit A

Board Resolutions

Approving Donation of Shares to the Foundation

WHEREAS: The Board has deemed it to be in the best interests of the Company to contribute to the betterment of the community by making a charitable donation of the Company’s common stock to the Entrepreneurs Foundation of Central Texas (“Foundation”), a non-profit organization, with the goal that an increase in the value of the Company also serve to benefit charitable organizations.

NOW, THEREFORE, BE IT RESOLVED: That the Company is authorized to issue and grant 80,000 shares of its common stock, par value $0.001 (the “Shares”) to the Foundation on the terms and conditions set forth in the Restricted Stock Agreement, which agreement has been provided to and reviewed by the Board.

RESOLVED FURTHER: That the Shares, when issued in accordance with the terms of the Restricted Stock Agreement shall be validly issued, fully paid and nonassessable.

RESOLVED FURTHER: That the Company’s Chief Financial Officer is authorized to take such actions as such officer considers necessary to carry out these resolutions.

Exhibit B

Donor-Advised Fund Agreement

DONOR-ADVISED FUND AGREEMENT

This Donor-Advised Fund Agreement (the “Agreement”) is made as of July 30, 2010 by and between Newgistics, Inc., a Delaware corporation (the “Company”) and the Entrepreneurs Foundation of Central Texas, a non-profit organization (the “Foundation”).

WHEREAS, the Company desires to contribute to the betterment of the community by making a charitable donation of 80,000 shares of Company common stock to the Foundation (the “Equity Donation”) as set forth in that certain Restricted Stock Agreement executed by and between the Company and Foundation on or about the date hereof.

NOW THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.	Foundation Member Company Benefits: The Company’s Equity Donation qualifies it as a member of the Foundation. The benefits of membership include, but are not limited to, the Foundation:

a.	Consulting with the Company to determine areas of interest for the Company’s community involvement;

b.	Presenting community-based organizations or projects to the Company for review and possible selection as potential targets for Company donations;

c.	Linking the Company with community service projects such that the Company builds a presence in the community and gains recognition for innovative community investment; and

d.	Providing feedback and evaluation on the outcomes of community involvement projects.

2.	Donor-Advised Fund: The Company and the Foundation hereby acknowledge and agree that:

a.

All contributions to the Foundation shall be irrevocable and shall be used in furtherance of the charitable and philanthropic purposes of the Foundation. At any time prior to the disposition of the sale of shares arising from the Equity Donation, the Company may advise the Foundation regarding the charitable and philanthropic disposition of up to [eighty percent (80%)] of the proceeds from the sale of the shares arising from the Equity Donation with a non-binding written or oral recommendation. The remaining [twenty percent (20%)] will become part of the Foundation’s general fund and shall be used to pay general expenses of the Foundation.

b.

Notwithstanding anything in this agreement to the contrary, the Foundation shall, in its sole discretion, determine and distribute the proceeds from the sale of the shares arising from the Equity Donation in furtherance of the purposes of the Foundation and that there will be no financial benefit to the Company, nor will there be a distribution of proceeds to a private non-operating foundation.

c.

In the event that the Foundation should determine that the continued compliance with the terms of this Agreement would be impossible or impractical or the Foundation ceases to exist or otherwise ceases to function, the Foundation shall distribute the net assets of this contribution to one or more charitable organizations exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

d.

The Foundation shall incur no liability to the undersigned for anything done, or omitted by the Foundation in connection with the Foundation’s duties hereunder, except for loss occasioned by the gross negligence or bad faith of Foundation and each of the parties to this agreement specifically acknowledge that the Foundation is not acting as a trustee with respect to the arrangement set forth in this Agreement.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

“Company”

Newgistics

By:
Michael J. Twomey
Chief Financial Officer

Address:	2700 Via Fortuna, Suite 300
Austin, Texas 78746

“Foundation”

Entrepreneurs Foundation of Central Texas

By:

Name:

Title:

Address:

Donor-Advised Fund Agreement

Signature Page